Exhibit 99.1

PAPAY TOPCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

Assets	September 30, 2021	December 31, 2020
Current Assets:
Cash and cash equivalents	$115,406	$65,265
Restricted cash	103	205
Short-term investments	2,696	—
Accounts receivable, net of allowance of $3.0 million and $3.3 million, respectively	82,651	141,113
Capitalized commission, net	22,142	22,000
Prepaid expenses and other current assets	15,934	12,415

Total current assets	238,932	240,998
Property and equipment, net	16,024	21,715
Capitalized software development costs, net	113,519	124,030
Intangible assets, net	234,160	272,416
Goodwill	1,617,936	1,605,628
Operating lease-right-of-use assets	29,031	38,922
Capitalized commission, net, non-current	19,275	20,427
Deferred tax assets, non-current	1,999	2,036
Other assets, non-current, net	3,997	5,479

Total assets	$2,274,873	$2,331,651

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,546	$17,920
Accounts payable	2,316	4,078
Accrued expenses and other current liabilities	69,865	81,939
Fees payable to customers	30,750	16,872
Operating lease liabilities, current	11,459	15,910
Deferred revenue	226,307	207,622

Total current liabilities	345,243	344,341
Deferred tax liabilities, non-current	18,226	16,950
Long-term debt, net	750,540	753,953
Operating lease liabilities, non-current	32,036	40,317
Other liabilities, non-current	7,651	5,239

Total liabilities	1,153,696	1,160,800
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $0.001 par value, 1,100,000 shares authorized at September 30, 2021 and December 31, 2020; 917,761 and 917,365 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	1,953,654	1,936,447
Accumulated other comprehensive loss	(2,415)	(69)
Accumulated deficit	(830,063)	(765,528)

Total stockholders’ equity	1,121,177	1,170,851

Total liabilities and stockholders’ equity	$2,274,873	$2,331,651

See accompanying notes to the unaudited condensed consolidated financial statements

PAPAY TOPCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$134,058	$118,507	$374,159	$383,216
Cost of revenue	50,635	39,888	140,479	134,334

Gross profit	83,423	78,619	233,680	248,882
Operating expenses:
Sales and marketing	37,161	29,004	99,069	99,543
Research and development	25,685	20,970	72,016	68,992
General and administrative	25,358	20,243	63,711	63,881
Intangible asset amortization, exclusive of amounts included in cost of revenue	12,757	13,491	38,721	40,416

Total operating expenses	100,961	83,708	273,517	272,832
Loss from operations	(17,538)	(5,089)	(39,837)	(23,950)
Interest expense	(7,546)	(8,151)	(22,717)	(27,695)
Amortization of deferred financing costs and debt discount	(938)	(948)	(2,823)	(2,852)
Loss on divestitures, net	—	—	—	(9,634)
Other income, net	1,864	461	6,135	1,919

Loss before income taxes	(24,158)	(13,727)	(59,242)	(62,212)
Provision for income taxes	1,968	648	5,294	4,870

Net loss	(26,126)	(14,375)	(64,536)	(67,082)

Other comprehensive loss:
Foreign currency translation (loss)/gain	(2,001)	2,207	(2,347)	(1,508)
Comprehensive loss	$(28,127)	$(12,168)	$(66,883)	$(68,590)

Basic and Diluted net loss per common share	$(28.47)	$(15.67)	$(70.33)	$(73.15)

Basic and Diluted weighted-average common shares outstanding	917,761	917,085	917,641	917,082

See accompanying notes to the unaudited condensed consolidated financial statements

PAPAY TOPCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

(unaudited)

	Common Stock		Amount	Accumulated deficit	Accumulated other comprehensive income / (loss)	Total stockholders’ equity
	Shares	Amount	Additional paid-in capital
Balance as of December 31, 2020	917,365	$1	$1,936,447	$(765,528)	$(69)	$1,170,851

Stock-based compensation	—	—	609	—	—	609
Net loss	—	—	—	(16,562)	—	(16,562)
Exercise of stock options	268	—	318	—	—	318
Repurchase of stock options	(53)	—	(122)	—	—	(122)
Foreign currency translation loss	—	—	—	—	(621)	(621)

Balance as of March 31, 2021	917,580	$1	$1,937,252	$(782,090)	$(690)	$1,154,473

Stock-based compensation	—	—	7,815	—	—	7,815
Net loss	—	—	—	(21,847)	—	(21,847)
Exercise of stock options	181	—	200	—	—	200
Foreign currency translation gain	—	—	—	—	276	276

Balance as of June 30, 2021	917,761	$1	$1,945,267	$(803,937)	$(414)	$1,140,917

Stock-based compensation	—	—	8,387	—	—	8,387
Net loss	—	—	—	(26,126)	—	(26,126)
Foreign currency translation loss	—	—	—	—	(2,001)	(2,001)

Balance as of September 30, 2021	917,761	$1	$1,953,654	$(830,063)	$(2,415)	$1,121,177

	Common Stock		Amount	Accumulated deficit	Accumulated other comprehensive income / (loss)	Total stockholders’ equity
	Shares	Amount	Additional paid-in capital
Balance as of December 31, 2019	917,085	$1	$1,918,809	$(681,795)	$(1,234)	$1,235,781

Stock-based compensation	—	—	4,847	—	—	4,847
Net loss	—	—	—	(24,706)	—	(24,706)
Foreign currency translation loss	—	—	—	—	(5,314)	(5,314)

Balance as of March 31, 2020	917.085	$1	$1,923,656	$(706,501)	$(6,548)	$1,210,608

Stock-based compensation	—	—	4,831	—	—	4,831
Net loss	—	—	—	(28,001)	—	(28,001)
Exercise of stock options	28	—	61	—	—	61
Repurchase of stock options	(55)		(71)	—	—	(71)
Foreign currency translation gain	—	—	—	—	1,599	1,599

Balance as of June 30, 2020	917,058	$1	$1,928,477	$(734,502)	$(4,949)	$1,189,027

Stock-based compensation	—	—	4,879	—	—	4,879
Net loss	—	—	—	(14,375)	—	(14,375)
Exercise of stock options	57	—	—	—	—	—
Foreign currency translation gain	—	—	—	—	2,207	2,207

Balance as of September 30, 2020	917,115	$1	$1,933,356	$(748,877)	$(2,742)	$1,181,738

See accompanying notes to the unaudited condensed consolidated financial statements

PAPAY TOPCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net loss	$(64,536)	$(67,082)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	93,142	96,217
Amortization of the right-of-use assets	6,817	8,063
Allowance for expected credit losses, net	5,549	663
Amortization of deferred financing costs and debt discount	2,823	2,852
Amortization of capitalized commission	21,568	22,117
Unrealized foreign currency transaction gain	19	87
Stock-based compensation	16,811	14,557
Loss on divestiture	—	9,634
Change in deferred taxes	1,313	1,228
Change in operating assets and liabilities, net of business combinations:
Accounts receivable	52,611	32,395
Prepaid expenses and other assets	(6,064)	481
Capitalized commission, net	(26,706)	(22,894)
Accounts payable, accrued expenses and other liabilities	8,999	(18,275)
Operating lease liability	(9,666)	(7,066)
Deferred revenue	18,878	(19,147)

Net cash provided by operating activities	121,558	53,830
Investing activities:
Purchase of property and equipment	(2,768)	(1,298)
Capitalized software development costs	(30,272)	(32,425)
Purchase of short-term investments	(31,435)	(26,914)
Maturities of short-term investments	28,739	26,268
Proceeds from divestiture	122	500
Acquisitions, net of cash acquired	(14,769)	(1,400)

Net cash used in investing activities	(50,383)	(35,269)
Financing activities:
Principal repayments on first lien term loan	(5,951)	(5,951)
Principal repayments of revolving credit facility	(13,400)	(26,100)
Proceeds from revolving credit facility	—	40,000
Proceeds from exercise of stock options	522	5
Repurchase of stock	(57)	—

Net cash (used in) provided by financing activities	(18,886)	7,954
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,250)	(1,471)

Change in cash, cash equivalents, and restricted cash	50,039	25,044
Cash, cash equivalents, and restricted cash, beginning of period	65,470	72,721

Cash, cash equivalents, and restricted cash, end of period	115,509	97,765

Supplemental cash flow information:
Interest paid	22,721	27,682
Income taxes paid	4,655	4,564
Supplemental disclosure of non-cash investing and financing activities:
Outstanding payments for purchase of property and equipment at period end	331	462
Outstanding payments for capitalized software development costs at period end	513	322

See accompanying notes to the unaudited condensed consolidated financial statements

PAPAY TOPCO, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

(unaudited)

1. Description of Business

Cvent Holding Corp. (the “Company”) is the indirect parent company of Cvent, Inc. (“Cvent”).

The Company provides a cloud-based enterprise event marketing and management platform with solutions for both sides of the meetings and events value ecosystem: (i) for marketers and meeting and event planners, through its Event Cloud offering and (ii) for hoteliers and venues, through its Hospitality Cloud. The Company’s integrated event marketing and management platform powers the entire event lifecycle by enabling marketers and event planners to automate and streamline the entire process of creating, promoting, managing, and measuring events for organizations of all sizes. Cvent solutions empower customers to deliver and maximize live engagement across their event programs helping to forge deeper relationships with attendees, build brand advocacy and increase demand for their products and services. It also helps organizations more efficiently manage critical event processes, control spend and reduce meetings costs. The Company’s Hospitality Cloud provides hoteliers and venues with an integrated platform that enables properties to increase group and business transient revenue through a combination of cloud-based software products and targeted advertising to organizations that run events while they are in the process of sourcing their events. Hospitality Cloud solutions also improve purchasing intelligence through innovative demand management and business intelligence. By connecting event organizers to venues, the Company powers an entire ecosystem that increases Cvent’s “stickiness” and drives sales of our software offerings across our Event and Hospitality Cloud businesses.

On July 23, 2021, the Company entered into a business combination agreement with Dragoneer Growth Opportunities Corp. II, (“Dragoneer”), a Special Purpose Acquisition Company. The deal with Dragoneer provided all holders of the Company’s common stock with common stock of the continuing public company, which is a wholly owned subsidiary of Dragoneer, and was renamed Cvent Holding Corp. at Closing of the transaction. The transaction was completed in the fourth quarter of 2021, and received the approval of Dragoneer’s shareholders, satisfaction of the conditions stated in the business combination agreement and other customary closing conditions. The business combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer is treated as the acquired company and Cvent is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Cvent represent a continuation of the financial statements of Cvent, with the business combination treated as the equivalent of Cvent issuing stock for the net assets of Dragoneer, accompanied by a recapitalization. The net assets of Dragoneer will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Cvent.

Response to COVID-19

The Company believes there is sufficient cash flow to meets its business obligations, working capital needs, and remain in financial compliance with covenants for the next 12 months from the date of financial statement issuance. Nonetheless, in order to better enable the Company to weather the extraordinary business challenges brought about by the global COVID-19 pandemic, to protect the safety and welfare of its employees, itself financially, maintain cash reserves, and ensure its long-term solvency, the Company instituted certain temporary measures during 2020 that continued into 2021. These measures, including undertaking restructuring actions to manage costs and headcount, provided the Company the financial flexibility needed to manage a wide array of outcomes that may result from the pandemic.

The global COVID-19 pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on continuously evolving factors including, but not limited to the duration and spread of the outbreak, the speed and degree of the anticipated economic recovery, and the impact on the Company’s customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the unaudited interim condensed consolidated financial statements as of September 30, 2021 and for the three and nine months ended September 30, 2021. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim condensed consolidated financial statements as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. These unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting primarily of normal recurring accruals, necessary for a fair statement of the financial position as of September 30, 2021, the results of operations for the three and nine months ended September 30, 2021 and 2020, and cash flows for the nine months ended September 30, 2021 and 2020. These unaudited condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and notes thereto.

The Company has evaluated subsequent events through the issue date of these condensed consolidated financial statements.

Use of Estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions made by management include estimated useful lives of property and equipment, capitalized software development costs, the valuation of goodwill and intangibles, allowances for doubtful accounts, valuation of deferred tax assets, certain assumptions related to stock-based compensation, including the estimated value of the Company’s common stock and, income taxes. As of the date the financial statements were available for issuance, we are not aware of any specific events or circumstances that would require us to update our estimates, judgments, or to revise the carrying values of our assets or liabilities. Actual results could differ from those estimates and assumptions.

Restricted Cash

Restricted cash represents amounts required to be held as collateral in a money market account for treasury management service agreements. The Company held $0.1 million and $0.2 million of restricted cash as of September 30, 2021 and December 31, 2020, respectively.

The following table presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Condensed Consolidated Balance Sheets (in thousands):

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$115,406	$65,265
Restricted cash	103	205

Cash, cash equivalents, and restricted cash	$115,509	$65,470

Revenue Recognition

The Company derives revenue from two primary sources: Event Cloud subscription-based solutions and Hospitality Cloud marketing and subscription-based solutions. Subscription services revenue consists primarily of fees to provide the Company’s customers with access to its cloud-based platform. Subscription service contracts do not provide customers with the right to take possession of the software, are non-cancellable, and do not contain rights of return. Hospitality Cloud marketing solutions primarily relate to digital advertising on the Company’s hosted venue sourcing networks. Revenue is recognized when control of these services is transferred to a customer. A time-elapsed method is used to measure progress for subscription contracts because control is transferred evenly over the contract term. For the nine months ended September 30, 2021, the Company recognized approximately 87.3% of its revenue from services transferred to the customer over time, with the remaining 12.7% of revenue recognized at a point in time upon delivery, generally when an event occurred. The Company’s services are generally provided under annual and multi-year contracts with invoicing occurring in annual or quarterly installments at the beginning of each year, or quarter, in the contract period. Revenue is presented net of sales and other taxes the Company collects on behalf of governmental authorities.

Certain contracts may include multiple distinct performance obligations which may consist of some or all of subscription services, marketing packages, and professional services. When an arrangement includes multiple performance obligations relating to SaaS subscriptions, which are concurrently delivered and have the same pattern of transfer to the customer (the services transfer to the customer ratably over the contract period), the entire contract value is recognized on a straight-line basis over the contract term. When an arrangement includes multiple performance obligations that do not have the same pattern of transfer to the customer, revenue is recognized at each performance obligation’s respective standalone selling price (“SSP”), when the performance obligations are satisfied. The SSP is the price at which the Company would sell a promised good or service separately to a customer. The Company estimates SSP based on internal margin analysis, competitor data, and other industry standards for SaaS-based companies.

Fair Value Measurements

Fair value represents the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on the following three levels of inputs, of which the first two are considered observable and the last one is considered unobservable:

Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 Inputs: Unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value.

The Company’s financial instruments include cash and cash equivalents, restricted cash, short-term investments, accounts receivable, accounts payable and accrued liabilities. The carrying value of these financial instruments on the condensed consolidated balance sheets approximate their fair value based on their short-term maturities.

Segment and Geographic Data

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Property and equipment outside North America geographic locations represented 24.5% and 21.8% of total property and equipment, net as of September 30, 2021 and December 31, 2020, respectively, and are located primarily in India. The composition of the Company’s property and equipment between North America and locations outside of North America is set forth below (in thousands):

	September 30, 2021	December 31, 2020
North America	$12,094	$16,976
Outside North America	3,930	4,739

Total	$16,024	$21,715

Net Loss per Share of Common Stock

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share adjusts basic earnings per share for the potentially dilutive impact of stock options. As the Company has reported losses for all periods presented, all potentially dilutive securities including stock options, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

113,967 and 82,087 stock options as of September 30, 2021 and 2020, respectively, were excluded from the computation of diluted net loss per share of common stock for the three and nine months ended September 30, 2021 and 2020, respectively, because including them would have been antidilutive. The weighted-average options for the three months and nine months ended September 30, 2021 were 114,061 and 102,545, respectively. The weighted-average options for the three months and nine months ended September 30, 2020 were 82,706 and 83,164, respectively.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update No 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies certain aspects of accounting for income taxes by removing (i) the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items, (ii) the exception to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, and (iii) the exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The Company adopted ASU 2019-12 prospectively as of January 1, 2021 and the adoption did not have a material impact on its condensed consolidated financial position, results of operations, and cash flows.

Recent Accounting Pronouncements Not Yet Adopted

In October 2021, the FASB issued Accounting Standards Update No 2021-08, Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). ASU 2021-08 requires acquirers to account for revenue contracts acquired in a business combination in accordance with Topic 606 as if it had originated the contracts. This is a change from current GAAP in which contract assets and contract liabilities acquired in a business combination are recognized at fair value on the acquisition date. The updated guidance improves comparability of recognition and measurement of acquired revenue contracts. The new standard is effective for fiscal years beginning after December 15, 2022 and the Company is still assessing but does not expect that ASU 2021-08 will have a material impact on its condensed consolidated financial position, results of operations, and cash flows.

3. Revenue

Disaggregation of Revenue

The Company derives revenue from two primary sources: Event Cloud subscription-based solutions and Hospitality Cloud marketing and subscription-based solutions. They are principally generated from North America, which comprises of the United States and Canada, with Canada representing 2.1% and 2.4% of total revenue for the three months ended September 30, 2021 and 2020, and 2.4% and 2.4% of total revenue for the nine months ended September 30, 2021 and 2020, respectively. Revenue from sources outside North America represented 13.9% and 12.7% of total revenue for three months ended September 30, 2021 and 2020, respectively, and 13.6% and 12.2% of total revenue for nine months ended September 30, 2021 and 2020, respectively. The Company’s disaggregation of revenue primary geographic region is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
North America	$115,407	$103,476	$323,154	$336,328
Outside North America	18,651	15,031	51,005	46,888

Revenue	$134,058	$118,507	$374,159	$383,216

The Company’s disaggregation of revenue by major business activity is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Event Cloud	$92,484	$72,701	$259,207	$237,859
Hospitality Cloud	41,574	45,806	114,952	145,357

Revenue	$134,058	$118,507	$374,159	$383,216

Deferred Revenue

Deferred revenue represents billings under signed contracts before the related products or services are transferred to customers. The portion of deferred revenue that is expected to be recognized as revenue during the subsequent 12-month period is recorded as deferred revenue in current liabilities and the remaining portion is recorded as other liabilities, non-current, which is not material. Deferred revenue was $226.3 million and $207.6 million as of September 30, 2021 and December 31, 2020, respectively. During the three and nine months ended September 30, 2021, the Company recognized $37.6 million and $170.0 million of revenue that was included in the deferred revenue balance at the beginning of 2021, respectively.

Remaining Performance Obligations

For multiple-year agreements for either Event Cloud or Hospitality Cloud, we typically invoice the amount for the first year of the contract at signing followed by subsequent annual invoices at the anniversary of each year. Since we bill most of our customers in advance, there can be amounts that we have not yet been contractually able to invoice. Until such time as these amounts are invoiced or recognized in revenue, they are considered by us to be unbilled contract value, and together with deferred revenue, remaining performance obligations. As of September 30, 2021 and December 31, 2020, our total current deferred revenue was $226.3 million and $207.6 million, respectively, which amount does not include unbilled contract value for contracts of approximately $521.5 million and $576.1 million, respectively. We expect that the amount of unbilled contract value relative to the total value of our contracts will change from year to year for several reasons, including the amount of cash collected early in the contract term, the specific timing and duration of customer agreements, varying invoicing cycles of agreements, the specific timing of customer renewal, changes in customer financial circumstances and foreign currency fluctuations. We expect to recognize 68.9% of our remaining performance obligations as revenue over the subsequent 24 months, and the remainder thereafter.

Sales Commission

The current portion of capitalized commissions, net was $22.1 million and $22.0 million and the noncurrent portion of capitalized commissions, net was $19.3 million and $20.4 million as of September 30, 2021 and December 31, 2020, respectively. During the three months ended September 30, 2021 and 2020, $7.4 million and $7.2 million and during the nine months ended September 30, 2021 and 2020, $21.6 million and $22.1 million of capitalized commissions were amortized to sales and marketing expense in the accompanying condensed consolidated statements of operations and comprehensive loss, respectively.

Allowance for Expected Credit Losses

The change in the Company’s allowance for expected credit losses is as follows (in thousands):

	September 30, 2021	December 31, 2020
Allowance for expected credit losses, beginning of period	$3,287	$1,912
Credit loss expense	5,549	3,280
Write-offs and adjustments	(5,876)	(1,905)

Allowance for expected credit losses, end of period	$2,960	$3,287

4. Business Combinations

Acquisitions

SummitSync

On February 20, 2020, the Company acquired certain assets of SummitSync, Inc. (“SummitSync”) for total cash consideration of $1.4 million. SummitSync provides appointments solutions for booking 1:1 meetings at trade shows and conferences. The Company completed this acquisition for strategic and competitive advantage. The acquisition was accounted for as a business combination.

Shoflo

On May 24, 2021, the Company acquired Shoflo, LLC (“Shoflo”) for total consideration of $17.1 million. Shoflo provides cloud-based studio production tools that are essential to virtual and hybrid events. The Company completed this acquisition for strategic and competitive advantage. The acquisition was accounted for as a business combination.

The $17.1 million purchase price was allocated to the assets and liabilities assumed based upon their preliminary estimated fair value at the time of close. The purchase price allocation is subject to change as the Company continues to gather information relevant to its determination of the fair value of the assets and liabilities acquired primarily related to trademarks and developed technology. During the three months ended September 30, 2021, immaterial adjustments were made to the purchase price allocation. Any further adjustments to the purchase price will be made as soon as practicable but no later than one year from the acquisition date. The table below outlines the preliminary allocation of the purchase price between the net assets assumed and intangible asset (in thousands):

Allocation of purchase price:
Cash and cash equivalents	$176
Other current assets	86
Non-current assets	84
Current liabilities	(821)
Non-current liabilities	(55)
Trademarks	401
Developed technology	4,933
Goodwill	12,268

Total purchase consideration	$17,072

The preliminary estimated fair values of intangible assets were primarily determined through discounted cash flow analyses. Trademarks represent the estimated fair value of Shoflo’s existing trademarks. Developed technology represents the estimated fair value of Shoflo’s developed studio production tools. The following table summarizes the identifiable intangible assets acquired as of the acquisition date and their useful lives (in thousands, except for useful life):

	Fair value acquired	Useful life (years)
Trademarks	$401	2
Developed technology	4,933	3

Total intangible assets	$5,334

The intangible assets are deductible for tax purposes; accordingly, no deferred tax asset or liability been established for the identified intangible assets.

Acquisition-related costs of $0.7 million, including transaction costs such as legal and accounting fees, were expensed as incurred and have been included in the general and administrative expenses in the condensed consolidated statements of operations.

The financial results of Shoflo are included in the Company’s condensed consolidated financial statements from the date of acquisition. The Shoflo acquisition did not have a material impact on the Company’s condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2021.

The Company has included the financial results of business combinations in the condensed consolidated financial statements from the respective date of acquisition, which were not material. Pro forma revenue and earnings amounts on a combined basis have not been presented as they are not material to the historical pre-acquisition financials.

5. Property and Equipment

Property and equipment are summarized as follows (in thousands):

	September 30,	December 31,
	2021	2020
Computer equipment, purchased software and software developed for internal-use	$24,282	$22,408
Leasehold improvements	25,819	26,675
Furniture and equipment	10,696	11,075
Rentable onsite solutions equipment	6,325	6,326
Other	181	66

Property and equipment, gross	67,303	66,550
Less accumulated depreciation	(51,279)	(44,835)

Property and equipment, net	$16,024	$21,715

Depreciation of property and equipment was $2.5 million and $3.7 million during the three months ended September 30, 2021 and 2020, respectively, and $8.5 million and $12.0 million during the nine months ended September 30, 2021 and 2020, respectively.

6. Capitalized Software Development Costs

Capitalized software for the Company’s software platforms was developed either internally or was acquired through acquisitions. Capitalized software development costs and acquired software technology are summarized as follows (in thousands):

	September 30, 2021	December 31, 2020
Capitalized software development costs, gross	$374,451	$339,082
Less, accumulated depreciation	(260,932)	(215,052)

Capitalized software development costs, net	$113,519	$124,030

Amortization of capitalized software development costs, recorded as cost of revenue, was $15.5 million and $15.3 million during the three months ended September 30, 2021 and 2020, respectively, and $45.9 million and $43.9 million during the nine months ended September 30, 2021 and 2020, respectively.

7. Goodwill and Intangible Assets

The change in carrying amount of goodwill is summarized as follows (in thousands):

Goodwill as of January 1, 2021	$1,605,628
Foreign currency translation adjustments	40
Addition from acquisition (Note 4)	12,268

Goodwill as of September 30, 2021	$1,617,936

Intangible assets are amortized based on a pattern in which the asset’s economic benefits are consumed, or if not reliably determined, amortized on a straight-line basis over their estimated useful lives between two and fifteen years. The intangible assets are summarized as follows (in thousands):

	Intangible Assets, Gross			Accumulated Amortization			Intangible Assets, Net
	January 1, 2021	Additions and retirements	September 30, 2021	January 1, 2021	Expense and retirements, net	September 30, 2021	January 1, 2021	September 30, 2021	Weighted- average remaining life as of September 30, 2021
Customer relationships	$437,999	$77	$438,076	$(214,923)	$(31,631)	$(246,554)	$223,076	$191,522	5.4
Trademarks	96,501	401	96,902	(47,223)	(7,103)	(54,326)	49,278	42,576	5.1
Non-compete agreements	588	—	588	(588)	—	(588)	—	—

Intangible assets subject to amortization	535,088	478	535,566	(262,734)	(38,734)	(301,468)	272,354	234,098
Indefinite-lived assets	62	—	62	—	—	—	62	62

Intangible assets, net	$535,150	$478	$535,628	$(262,734	$(38,734)	$(301,468)	$272,416	$234,160

	Intangible Assets, Gross			Accumulated Amortization			Intangible Assets, Net
	January 1, 2020	Additions and retirements	September 30, 2020	January 1, 2020	Expense and retirements, net	September 30, 2020	January 1, 2020	September 30, 2020	Weighted- average remaining life as of September 30, 2020
Customer relationships	$436,182	$1,817	$437,999	$(170,643)	$(44,280)	$(214,923)	$265,539	$223,076	5.6
Trademarks	97,185	(684)	96,501	(37,704)	(9,519)	(47,223)	59,481	49,278	5.2
Non-compete agreements	588	—	588	(588)	—	(588)	—	—

Intangible assets subject to amortization	533,955	1,133	535,088	(208,935)	(53,799)	(262,734)	325,020	272,354
Indefinite-lived assets	62	—	62	—	—	—	62	62

Intangible assets, net	$534,017	$1,133	$535,150	$(208,935)	$(53,799)	$(262,734)	$325,082	$272,416

The total amount of amortization expense related to acquired intangible assets, recorded as intangible asset amortization, exclusive of amounts included in cost of revenue, was $12.8 million and $13.5 million during the three months ended September 30, 2021 and 2020, respectively, and $38.7 million and $40.4 million during the nine months ended September 30, 2021 and 2020, respectively. The intangible asset balance remaining as of September 30, 2021 will be amortized into expense in future years as follows (in thousands):

2021 (remaining three months)	$12,754
2022	48,605
2023	46,695
2024	45,130
2025	39,288
2026 and thereafter	41,626

Total amortization expense related to acquired intangible assets	234,098

8. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of accrued compensation, such as bonus, commission, payroll taxes, sales and other tax liabilities, etc. The following table summarizes the Company’s accrued expenses and other current liabilities for the periods indicated (in thousands):

	September 30, 2021	December 31, 2020
Accrued compensation	$42,027	$50,312
Sales and other tax liabilities	5,474	9,550
Other	22,364	22,077

Accrued expenses and other current liabilities	$69,865	$81,939

9. Income Taxes

The effective tax rate for the three months ended September 30, 2021 and 2020 was (8.15)% and (4.72)%, respectively. The effective tax rate for the nine months ended September 30, 2021 and 2020 was (8.94)% and (7.83)%, respectively. The difference between the Company’s effective tax rates for the 2021 and 2020 periods and the U.S. statutory tax rate of 21% related primarily to U.S. taxes on foreign earnings, foreign tax rate differentials, and valuation allowance.

The Company evaluates its tax positions on a quarterly basis. There were no material changes to the Company’s uncertain tax positions, interest, or penalties during the three and nine months ended September 30, 2021 and 2020.

10. Stockholders’ Equity

The Company’s Amended and Restated Articles of Incorporation authorized 1,100,000 shares of Common Stock, $0.001 per share par value, of which 917,761 and 917,365 shares were outstanding as of September 30, 2021 and December 31, 2020, respectively. The holders of the Common Stock are entitled to dividends only when declared by the Board of Directors ratably on a per share basis. Each share of Common Stock has one vote.

Stock-based Compensation

The weighted-average assumptions used in the valuation of stock option awards granted under the Black Scholes model are summarized as follows (no stock options were granted during the three months ended September 30, 2021):

Nine months ended September 30, 2021
Dividend yield	0.00%
Volatility	44.98%
Expected term (years)	5.82
Risk-free interest rate	1.30%

Stock-based Compensation Activity Rollforward

Stock options	Number of shares subject to option	Weighted average exercise price per share	Weighted average remaining contractual term (years)	Aggregate intrinsic value (in thousands)	Unrecognized compensation expense (in thousands)
Balance as of January 1, 2021	81,595	$1,698	6.08	$9,446	$2,708
Granted	224	2,304
Exercised	(487)	1,712
Forfeited	(92)	2,176
Expired	(188)	1,710

Balance as of March 31, 2021	81,052	1,699	6.22	49,034	2,240
Granted	33,714	2,304
Exercised	(341)	1,698
Forfeited	(235)	2,327
Expired	—	—

Balance as of June 30, 2021	114,190	1,876	6.80	305,833	$57,633
Granted	—	—
Exercised	—	—
Forfeited	(211)	2,304
Expired	(12)	2,452

Balance as of September 30, 2021	113,967	$1,875	6.54	$305,333	$48,852

Vested and exercisable as of January 1, 2021	77,819	$1,671	6.43	$49,262	$—

Vested and exercisable as of September 30, 2021	96,372	$1,681	5.72	$276,906	$—

No stock options were granted during the nine months ended September 30, 2020.

The weighted-average grant date fair value of options granted during the nine months ended September 30, 2021 was $1,879 per share.

The total intrinsic value of options that were exercised during the nine months ended September 30, 2021 was $2.4 million. No options were exercised during the three months ended September 30, 2021.

As of September 30, 2021, the $48.9 million in unrecognized compensation cost related to stock options will be recognized over a weighted-average period of 1.37 years.

Stock-based Compensation Expense

Stock-based compensation expense for equity and liability classified awards is recognized using the straight-line attribution method. In addition, the Company ensures that it has fully recognized expense for at least the options tranches that have fully vested in the period in which they vest.

Stock-based compensation expense is summarized as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenue	$456	$157	$950	$466
Sales and marketing	2,578	1,397	5,371	4,162
Research and development	2,183	1,125	4,321	3,377
General and administrative	3,170	2,200	6,169	6,552

Total stock-based compensation	$8,387	$4,879	$16,811	$14,557

2017 Long-Term Incentive Plan

The Company recorded no expense for the 2017 LTI Plan during the three and nine months ended September 30, 2021 and 2020 because the incentive remains unvested and the Company is only liable to make the LTI cash bonus payments upon a sale of the Company, or other Qualified Event, which is not currently determined to be probable. The liability and related expense will be recorded at the point in time that a Qualified Event becomes probable. As of September 30, 2021, these awards were not considered probable of meeting the vesting requirements and accordingly, no expense was recorded during the three and nine months ended September 30, 2021 and 2020 and the timing of when this expense will be recognized is unknown.

11. Debt

The outstanding principal amount and related unamortized debt issuance costs, net, are summarized as follows (in thousands):

	September 30, 2021	December 31, 2020
First Lien Principal amount	$765,696	$771,648
Revolving Credit Facility Principal amount	—	13,400
Less: original issue discount	(1,370)	(1,702)
Less: unamortized deferred financing costs	(9,240)	(11,473)

Total principal amount and related unamortized debt issuance costs, net	$755,086	$771,873

a) First Lien

As of January 1, 2019, the Company had a $787.5 million variable rate first lien loan, or Term Loan Facility, with a consortium of lenders (including Vista Credit Partners) and Goldman Sachs acting as the administrative agent with a maturity date of November 30, 2024. The principal amount of the Term Loan Facility amortizes in quarterly installments equal to $2.0 million, due on the last business day of the quarter with a balloon payment at the end of the seven-year term ending on November 30, 2024. The interest rate on outstanding borrowings under the first lien was 3.83% as of September 30, 2021.

With respect to the Term Loan Facility, mandatory prepayments are required upon certain events including: 1) net cash proceeds from certain asset sales that meet the requirements contained in the debt agreement, 2) net cash proceeds from debt issuances that are not permitted under the credit agreements or 3) a prepayment related to the Company’s Excess Cash Flow. Excess Cash Flow is defined in the Company’s first lien credit agreement with Goldman Sachs. There was no Excess Cash Flow payment due for the nine months ended September 30, 2021 and 2020. The first lien is prepayable at any time subject to the call provisions in the loan agreement. The carrying value of variable rate debt approximates fair value due to the short-term nature of the interest rates.

On November 18, 2021, the Company entered into the Second Amendment to Amended and Restated Credit Agreement to, among other things, provide the Company the option to report to the lenders financial statements at the consolidated parent level.

Future minimum principal payments under the debt agreement as of September 30, 2021 are as follows (in thousands):

2021 (remaining three months)	$1,983
2022	7,935
2023	7,935
2024	747,843

Total minimum principal payments on debt	$765,696

b) Revolving Credit Facility

The Company has an agreement for a variable rate revolving credit facility in the amount of $40.0 million, which has a maturity date of November 29, 2021. In April 2021, the Company amended and extended this revolving credit facility through November 2024. Due to the spread of COVID-19 in the beginning of 2020, the global economic activity slowed down and in anticipation of constraints on cash and working capital, the Company fully drew on the revolving credit facility on March 20, 2020, which currently bears interest at a rate of one-month LIBOR plus a 3.75% margin payable monthly in arrears. The Company paid off portions of the revolving credit facility in May, September, December 2020, and March 2021 and fully repaid the remaining balance as of April 2021. If the revolving credit facility is drawn more than 35% of the $40.0 million commitment it requires the Company to maintain compliance with the financial covenant maintaining a First Lien Leverage Ratio of less than 7.20 to 1.00 as of the last day of any Test Period. During the nine months ended September 30, 2021 and as of September 30, 2021, the Company was and is within compliance of the First Lien Leverage Ratio and all financial covenants. The $40.0 million borrowing capacity was reduced by $0.4 million related to a letter of credit for the Social Tables office lease, resulting in an available borrowing capacity of $39.6 million as of September 30, 2021. During October 2021, the letter of credit for the Social Tables office lease was released.

c) Letters of Credit

The Company has a letter of credit with Goldman Sachs, for the purposes of securing leased space to support our global operations. The Goldman Sachs letter of credit is backstopped against the Company’s revolving credit facility.

12. Leases

The Company enters into lease arrangements for office facilities under non-cancelable operating leases with various expiration dates.

As of September 30, 2021, the Company’s right-of-use (“ROU”) assets and total operating lease liabilities were $29.0 million and $43.5 million, respectively. As of December 31, 2020, the Company’s ROU assets and total operating lease liabilities were $38.9 million and $56.2 million, respectively. During the three months ended September 30, 2021, no ROU asset was obtained in exchange for new operating lease liabilities. During the nine months ended September 30, 2021, $0.1 million of ROU assets were obtained in exchange for new operating lease liabilities. During the three and nine months ended September 30, 2020, $1.7 million and $4.6 million of ROU assets were obtained in exchange for new operating lease liabilities, respectively.

On July 31, 2021, the Company exercised an option to early terminate approximately 30,880 square feet of space at our Washington, D.C. office in exchange for a termination fee of $0.9 million. The modification was not accounted for as a separate contract.

13. Commitments and Contingencies

a) Legal Proceedings, Regulatory Matters and Other Contingencies

From time to time, the Company may become involved in legal proceedings, regulatory matters or other contingencies in the ordinary course of its business. In its opinion, the Company is not presently involved in any legal proceeding, regulatory matter or other contingency that, if determined adversely to it, would individually or in the aggregate have a material adverse effect on its business, operating results, financial condition or cash flows.

b) Purchase Commitments

In the ordinary course of business, the Company enters into various purchase commitments primarily related to third-party cloud hosting, technology operations and data services. Total non-cancelable purchase commitments as of September 30, 2021 were approximately $14.6 million expiring at various dates through 2023.

14. Related-Party Transactions

Vista Credit Partners has a balance of $55.3 million in the Term Loan Facility as of September 30, 2021. There were no other related parties that have a position in the Term Loan Facility.

The Company incurred less than $0.1 million for consulting fees from Vista for both the three months ended September 30, 2021 and 2020 and $0.1 million for both the nine months ended September 30, 2021 and 2020, which are recorded in general and administrative expenses. As of September 30, 2021 and December 31, 2020, respectively, less than $0.1 million was included in accrued expenses in the condensed consolidated balance sheet.

The Company also entered into transactions during the three and nine months ended September 30, 2021 and 2020 to sell services to other Vista controlled entities. The Company recognized $0.4 million and $0.1 million in revenue related to these transactions for the three months ended September 30, 2021 and 2020, respectively, and $0.7 million and $1.1 million for the nine months ended September 30, 2021 and 2020, respectively. Cvent also purchased software subscription and other services from Vista Investor affiliates. The Company recognized $0.5 million and $0.2 million in expenses related to these transactions for the three months ended September 30, 2021 and 2020, respectively, and $1.4 million and $0.7 million in expenses related to these transactions for the nine months ended September 30, 2021 and 2020, respectively.

15. Subsequent Events

As previously described in Note 1, on July 23, 2021, the Company entered into a business combination agreement with Dragoneer Growth Opportunities Corp. II, (“Dragoneer”), a Special Purpose Acquisition Company. The deal with Dragoneer provided all holders of the Company’s common stock with common stock of the continuing public company, which is a wholly owned subsidiary of Dragoneer, and was renamed Cvent Holding Corp. at Closing of the transaction. The transaction was completed in the fourth quarter of 2021, and received the approval of Dragoneer’s shareholders, satisfaction of the conditions stated in the business combination agreement and other customary closing conditions. The business combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer is treated as the acquired company and Cvent is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Cvent represent a continuation of the financial statements of Cvent, with the business combination treated as the equivalent of Cvent issuing stock for the net assets of Dragoneer, accompanied by a recapitalization. The net assets of Dragoneer will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Cvent. Net proceeds from this transaction after deducting fees and expenses were approximately $523.0 million, $500.0 million of which was used to repay the outstanding principal indebtedness under our Term Loan Facility. The remaining net proceeds will be included in cash and cash equivalents on our consolidated balance sheet.